Exhibit 23.3

CONSENT OF NORWEST CORPORATION

As mining and geological consultants, we hereby consent to the use by Rhino Resource Partners LP (the “Partnership”) in connection with its Annual Report on Form 10-K for the year ended December 31, 2012 (the “Form 10-K”), and any amendments thereto, and to the incorporation by reference in the Partnership’s Registration Statement on Form S-8 (No. 333-169714), and in the Partnership’s Registration Statement on Form S-3 (File No. 333-177151) of information contained in our report dated January 18, 2013 in the Form 10-K. We also consent to the reference to Norwest Corporation in those filings and any amendments thereto.

Norwest Corporation

By:	/s/ Kirk Nobis
Name:	Kirk Nobis
Title:	Senior Project Manager

Dated: March 5, 2013